UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2011

Resource America, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-4408	72-0654145
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center Philadelphia, PA		19112
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Matters.

On November 16, 2011, LEAF Financial Corporation (“LFC”) and LEAF Commercial Capital, Inc. (“LCC”), subsidiaries of Resource America, Inc. (“RAI”), together with Resource Capital Corp. (“RCC”) and Resource TRS, Inc., a wholly-owned subsidiary of RCC (“TRS”), entered into a stock purchase agreement and related agreements (collectively the “SPA”) with Eos Partners, L.P., a private investment firm, and its affiliates (“Eos”).

Pursuant to the SPA, Eos invested $50.0 million in cash in LCC in exchange for 50,000 shares of newly-issued 12% Series A Participating Preferred Stock (the “Series A Preferred Stock”), and warrants to purchase 2,954 shares of LCC common stock for an exercise price of $.01 per share collectively representing, on a fully-diluted basis, a 45.1% interest in LCC.

In exchange for its prior interest in LCC, TRS received 31,341 shares of Series A Preferred Stock, 4,872 shares of newly issued 8% Series B Redeemable Preferred Stock (the “Series B Preferred Stock”) and 2,364 shares of newly issued Series D Redeemable Preferred Stock (the “Series D Preferred Stock”), collectively representing, on a fully-diluted basis, a 26.7% interest in LCC.

LFC will retain 18,414 shares of $.001 par value common stock, representing a fully-diluted interest of 15.7%, and senior management of LCC will maintain its current level of ownership.

The Series A Preferred Stock is voting, is convertible to common stock at the option of the holder, and mandatorily converts upon the consummation of an initial public offering or certain other events.  The Series B and Series D Preferred Stock are non-voting and are redeemable by LCC at any time.  The Series D Preferred Stock mandatorily converts upon the consummation of an initial public offering or certain other events.

In connection with the transactions, Eos received specified control rights of LCC, including rights with respect to approving or initiating fundamental corporate transactions.

Simultaneous with the closing of the Eos investment, LCC obtained a commitment from Versailles Assets LLC, an asset-backed commercial paper conduit administered by Natixis, to provide funding of an additional $75.0 million, increasing the total availability under LCC’s existing revolving credit facility to $185.0 million.

LCC will use approximately $11.2 million of the Eos investment to repay indebtedness owed to TRS ($8.5 million) and RAI ($2.7 million), representing 85% of the outstanding indebtedness owed to TRS and RAI that was funded in the form of inter-company advances prior to the closing of this transaction.  As a result of the transactions described herein, RAI will deconsolidate LCC and account for its investment in LCC on the equity method on a going forward basis.

In accordance with the SPA, RAI and TRS have undertaken a contingent obligation with respect to the value of the equity on the balance sheet of LEAF Receivables Funding 3, LLC (“LRF 3”), a wholly-owned subsidiary of LCC which owns equipment, equipment leases and notes.  To the extent that the value of the equity on the balance sheet of LRF 3 is less than approximately $18.7 million (the value of the equity of LRF 3 on the date it was contributed to LCC by TRS), as of the final testing date within 90 days of December 31, 2013, RAI and TRS have agreed to be jointly and severally obligated to contribute cash to LCC to make up the deficit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Resource America, Inc.

Date: November 22, 2011	By:	/s/ Thomas C. Elliott
Thomas C. Elliott
Senior Vice President and Chief Financial Officer